Exhibit 99.2

Final Transcript

Thomson StreetEvents

Conference Call Transcript

BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

Event Date/Time: May 28, 2009 / 12:00PM  GMT

Thomson StreetEvents	www.streetevents.com	Contact Us	1
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP Strategic Planning & IR

 Steve Fishman
 Big Lots, Inc. - Chairman & CEO

 Joe Cooper
 Big Lots, Inc. - SVP & CFO

 Chuck Haubiel
 Big Lots, Inc - SVP Real Estate, Legal and General Counsel

CONFERENCE CALL PARTICIPANTS

 Jeff Stein
 Stein Research - Analyst

 David Mann
 Johnson Rice - Analyst

 Peter Keith
 Piper Jaffray - Analyst

 Ivy Jack
Analyst

 John Zolidis
 Buckingham Research - Analyst

 Patrick McKeever
 MKM Partners - Analyst

 Laura Champine
 Cowen & Co - Analyst

 Charles Grom
 JPMorgan - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Big Lots first quarter 2009 conference call. During the segment all lines will be muted until the question and answer portion of the call. (Operator Instructions)

At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

  Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Thanks and thank you, everyone, for joining us for our first quarter conference call. With me in Columbus are Steve Fishman, Chairman and CEO, Joe Cooper, Senior Vice President, Chief Financial Officer, and Chuck Haubiel, Senior Vice President Real Estate, Legal, and General Counsel. Any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. As discussed in detail in this morning's press release our results include discontinued operations activity. Since we do not view discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results from continuing operation. Given our annual shareholder meeting begins at 9:00 AM, our comments this morning will be brief to allow for Q&A to be completed by 8:45. With that I would like to turn it over to Steve.

Thomson StreetEvents	www.streetevents.com	Contact Us	2
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

  Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Thanks, TJ, and good morning, everyone. During Q1 we remained focused on what was within our control. We offered the customer tremendous value, new brands, and better quality, which helped our top-line sales to come in a little bit better than our guidance. From a merchandising perspective, consumables, product lines, and furniture led the way and posted positive comps for the quarter. Our seasonal business was encouraging in March and April. After shopping our stores and the competition during the first quarter, I continue to believe that the quality and value relationship of our seasonal offering is very compelling and the assortments get better and better each season. Our home business is still not great. Some parts are starting to post positive results, namely food preparation and stationary. Again, it's all about the deal, the quality, and the value.

I'm confident our assortment will improve as we move through the year, but parts of our home business cannot get there fast enough for me right now. During the quarter we managed our inventory diligently, allocating more dollars to categories that we're winning and reducing dollars in categories that were softer or where deals were not compelling. Our margins were good despite some mixed pressure. Our IMU remains healthy and we're taking markdowns to move inventory and bring in freshness behind it. We controlled our costs and expense dollars were below last year levels. Our expense rate as a percent of sales was flat, which we consider to be good performance given our slightly negative sales comp for the quarter. And we expanded our operating profit rate and generated significant amounts of cash.

As positive as our financial performance for the quarter, maybe one of the biggest accomplishments for the business was the execution of our new bank deal. To successfully negotiate a three-year deal, unsecured, with similar covenants and at the same $500 million size as our prior facility in this banking environment we believe was a big win for the business and positions us with plenty of dry powder to execute our strategies well into the future. Incidentally, we've been in dialogue with S&P and I'm pleased to say that last week they reaffirmed our investment grade corporate credit rating and actually upgraded their outlook from stable to positive. In terms of the second quarter, I believe our assortments are well positioned. We've distorted inventory dollars to consumables, electronics, and seasonal.

The deal flow in electronics continues to be good and we also introduced Tracfones and accessories to our stores at the end of the first quarter. As I mentioned, I truly believe our seasonal assortment is top notch and if the customer is in the mind set to buy this category, we will be ready for the business. We did receive another shot of the furniture closeout that was a key contributor to our Q1 results and our next home event is in the stores in time to anniversary last year's Jennifer Farrell event. Having said that, our inventories at the end of the quarter were below last year in both furniture and home. Joe.

 Joe Cooper - Big Lots, Inc. - SVP & CFO

 Thanks, Steve, and good morning, everyone. Sales for the first quarter were $1.142 billion compared to $1.152 billion for the first quarter of last year and comparable store sales declined 0.5%. Q1 sales comps remained very consistent across the income demographics of our store base and were also fairly consistent on a regional basis, with the exception of the southeastern region which continued to trail the Company average. The key financial metric we watch to evaluate our performance is operating profit and for Q1 both the operating profit rate and dollars were above LY. Our Q1 operating profit rate increased 20 basis points to 5.3% of sales and operating profit dollars increased $2.1 million or 4%, despite the lower sales I mentioned earlier. Walking down the P&L, our Q1 gross margin rate of 40.5% was 20 basis points above last year's rate of 40.3%. The increase to last year was due to higher IMU and lower freight cost due to transportation initiatives and lower fuel prices.

These improvements were partially offset by merchandising mix pressure due to outperformance of certain lower margin categories, namely, consumables and hard lines. Total SG&A dollars were $401.9 million or down 1% to last year. The first quarter SG&A rate of 35.2% was flat to last year on a slightly negative sales comp. We continue to experience significant leverage from our distribution and transportation initiatives and the store operations team did a nice job managing payroll and leveraged on a slightly negative comp. Offsetting these areas was deleverage created by higher bonus expense given our record quarter, rent, and higher new store preopening expenses and higher insurance and equity related costs. Net interest expense was $0.3 million for the quarter compared to $1.4 million last year, with the $1.1 million improvement a direct result of the cash generated by the business over the last 12 months.

Our tax rate for the first quarter of fiscal 2009 was 39.5% compared to 39.2% last year. When you add it all up, for the first quarter of fiscal 2009 we reported income from continuing operations of $36.3 million, or $0.44 per diluted share, compared to income from continuing operations of $34.5 million, or $0.42 per diluted share, a year ago. Our result of $0.44 per share was better than our guidance, which called for earnings of $0.34 to $0.40 per share. The favorability to our guidance related to upside in gross margin dollars, as $0.03 of favorability related to better than expected sales and $0.03 was the result of a better gross margin rate than was originally anticipated. And particularly, on the gross margin rate favorability, we were very pleased with our final physical inventory results, which saw our shrink rate actually decline year-over-year. I know there's been some chatter and concerns out there about the full-time/part-time mix we've migrated towards and how that will impact operations. The fact is our shrink rate improved as the rate finished below 1.9% of sales.

Thomson StreetEvents	www.streetevents.com	Contact Us	3
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

Turning to the balance sheet, inventory ended the first quarter of fiscal 2009 at $718 million compared to $725 million last year. The decrease of 1% resulted from nine fewer stores than last year, as average store inventory was flat year-over-year. Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $85 million for the first quarter of fiscal 2009, which represents a $44 million increase compared to last year. This is directly attributable to disciplined inventory management and higher AP leverage than year-end. You will recall that at the end of Q4 we experienced lower than expected accounts payable leverage.

At that time, we indicated to you that it was timing related based on our decision to reallocate open to buy and receipt dollars towards categories like consumables and other close-out opportunities, where vendor terms are shorter and cash discounts are offered. As expected we saw that timing reverse in Q1. Cash flow also benefited from lower year-over-year tax payments, which was timing related, as well as lower CapEx for the quarter this year, which I will touch on in a moment. We ended the quarter with no debt and $8 million of cash invested in money market securities compared to debt of $165 million last year. This change of $173 million is directly attributable to our cash generated over the last year and no share repurchase activity since early March, 2008.

For the first quarter capital expenditures totaled $12.9 million, down $5.4 million compared to the first quarter of last year.

The decrease in CapEx in Q1 is primarily related to lower IT spending, partially offset by more new store openings than Q1 this year versus last year. Depreciation expense for the quarter was $19.2 million or $0.4 million higher than last year. During the first quarter we opened eight new stores, which is the largest number for a first quarter since 2005. We also closed two stores, leaving us with 1345 stores and total selling square footage of 28.8 million at the end of the quarter.

Moving on to guidance. After a slightly negative comp in the first quarter and essentially flattish comps for the combined period of March and April, early Q2 sales results have been inconsistent by week. Month to date for May comps are down in the low single digits. In analyzing these results, we believe several factors have been influencing our sales, ranging from the impact of the stimulus checks from a year ago to unfavorable weather patterns early in the month, and in certain markets over the Memorial Day weekend.

At this point, based on the sales trends for the first three and a half weeks of May, we expect a sales comp decline in the range of 1% to 3% for the second quarter. We expect that our Q2 gross margin rate will be flat to slightly up to LY, as higher IMU and lower freight costs are expected to be partially offset by merchandising mix pressure. From an expense standpoint, we're forecasting slight deleverage based on our negative 1% to negative 3% comp assumption. Overall expense dollars are expected to be flattish compared to last year, as distribution and transportation efficiencies and lower bonus expense are expected to be offset by occupancy and insurance related expenses, an increase in new store opening costs, and last year's gain on an early lease termination buyout on one of our stores. Based on these assumptions, Q2 EPS from continuing operations is estimated to be in the range of $0.26 to $0.32 per diluted share compared to $0.32 per diluted share last year.

For the full year we've increased our guidance and now expect income from continuing operations for fiscal 2009 to be in the range of $1.85 to $1.95 per diluted share compared to our original guidance of $1.75 to $1.90 per diluted share. The high end of our range has increased by $0.05, principally as a result of beating the high end of our Q1 guidance. Additionally, the inconsistency of early Q2 sales trends has left us a bit more cautious on sales for the second quarter, the earnings impact of which we anticipate will be more than offset by additional known SG&A favorability in the back half of '09 related to certain new distribution and transportation initiatives. For the full year of fiscal 2009, we now expect comparable store sales in the range of flat to a decline of 1%. We expect the gross margin rate to be slightly up compared to last year and we believe we will leverage expenses at essential a flat or slightly negative comp. Steve.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 So that's our view of the near-term, but those of you who have followed us for any stretch of time, you know that we're always looking strategically longer term. In terms of merchandising strategy, it's all about better brands, better quality, and better value. Our experience is that there is plenty of excess goods out there in the marketplace. Our jobs as merchant is to understand what great value is and to ensure we have the relationships with the best brands in each category of business. We have a constant flow of deals from some of the healthiest of manufacturers where we have deep longstanding relationships. These trying economic times have also presented us opportunities with new vendors or vendors where we were not as meaningful as we'd like to be. New relationships are being established, situations where in the past we were not able to breakthrough, but we kept working at it and now there's a better understanding of our strategy and the potential as a customer.

Thomson StreetEvents	www.streetevents.com	Contact Us	4
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

Recently we've also experienced situations where existing vendors, who were selling smaller amounts of merchandise, are looking to grow their business with us. We believe each of these scenarios presents promise for the future. As CEO of this Company, I have a very good idea of what my counterparts on the manufacturing side must be experiencing. They likely have a customer base of retailers that is shrinking due to the amount of retail store closings over the last few quarters. They're potentially facing large amounts of write-downs or write-offs as bankruptcies occur, and they have a board of directors and shareholders who are constantly asking how are you going to grow? Who are you not doing business with today that you should be? Where are your new customers coming from who are financially sound and are going to be around for years to come? And that's where Big Lots comes into the picture.

Whether it's our vendor summits or our merchants constantly working trade shows or making phone calls, we're building relationships that are helping our business now and should help us well into the future. That's how we continue to get better brands, better quality, and better values. The second key element you've heard me talk about is real estate and stores. We're on track to open 45 new stores for this year and believe that number will increase in the out years. Our store operations initiatives are progressing as planned. Ready for business standards were introduced to the team last quarter and the expectations have been set. District managers will begin grading stores in Q2 and I'm expecting to see a noticeable difference in our stores by holiday. Already we're receiving more customer compliments and fewer complaints phoned into our store help desk.

Our food refresh program, which is another key initiative, has begun. Again, this initiative is designed to elevate the standards in the food department, which is one of the largest volume areas of our store. The program includes cleanliness, presentation, training associates, and the new marketing of freshness guaranteed. And finally, we'll begin our store layout testing during the second quarter. We've already retrofitted the entire Columbus market and are closely monitoring the results to better understand how to best execute a broader store test. The final element of the strategy is the cost structure. Clearly we put up another good quarter in Q1 on expenses, but again, we're looking much further out than just the current quarter or even the current year. We're challenging ourselves and asking how do we get more efficient and more productive.

In the last 90 days alone, we've received a positive outcome and negotiated lower carrier rates on our dedicated fleet contracts beginning in the back half of 2009 and carrying on into 2010. We made a decision not to renew the lease on our California furniture distribution facility which will positively impact expenses in 2010. We will begin testing a new labor scheduling software package in our stores during the second quarter. And in marketing, we began a testing program to understand the opportunities of leveraging our existing Buzz Club membership versus print media. Test and learn, test and learn. It's ingrained in our culture and helps us to continue to push to see how high is high.

To summarize and then we'll go to a brief Q&A. Up against some very challenging comparisons from last year, we generated our 10th consecutive record quarter of EPS from continuing operations. We happen to believe that great value will never go out of style. Customer shopping patterns have likely changed and discounts and saving money are likely here to stay.

We're a financially strong Company and our new bank deal affords us the significant flexibility to chase deals and opportunities as they become available.

We're uniquely positioned to benefit in this environment in terms of both merchandise and real estate.

Our merchandise mix is highly discretionary, which should position us to be a beneficiary when the consumer stabilizes and the economy recovers. Our cost structure work over the last several years has left us in the enviable position.

We can begin to generate SG&A leverage on a flat to slightly negative comp, and as I've just articulate, we are already looking at opportunities beyond this year.

And we generate lots of cash and invest it wisely. With that I will turn it back to TJ

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Thanks, Steve. We'd like to go ahead and open up the lines for questions at this time.

 QUESTION AND ANSWER

Thomson StreetEvents	www.streetevents.com	Contact Us	5
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Operator

 (Operator Instructions) And our first question comes from Jeff Stein. Jeff, go ahead, your line is open.

 Jeff Stein - Stein Research - Analyst

 Good morning, guys. Steve, wondering if you could talk a little bit about the distribution center on the west coast and how you plan to handle your shipments to stores.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 The DC -- the furniture distribution facility that we discussed is very similar to what we did in Columbus last year that actually we're almost anniversarying. And frankly, Jeff, we've been moving pallet-ready replenishable type box sized goods through the RCDC, our basic close-out distribution center in California, to the west coast probably for the last six months, so it's going to be very, very similar. It will be an expense saving. It clearly won't be the kind of expense saving that we are going through at this particular point, because the Columbus distribution facility handled many more stores than California did, but it's going to be very easy, very simple. The lease is up in September.

We've already started flowing furniture through the close-out distribution facility and it will be exactly the same as what we did with Columbus. It will only be handling about 275 to 300 stores, though, versus the other distribution facility that handled the balance of the chain. But we're experienced in that. It's going to be real easy. We've offered the majority of the people in the furniture distribution facility jobs if they so choose to want to do so and come over. So it's a win-win for everybody.

 Jeff Stein - Stein Research - Analyst

 Got it. And wondering if you could just amplify a little bit on your test that you're doing in marketing with respect to the Buzz Club.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 It's kind of early, but what we're clearly doing is the Buzz Club is something we've been really focused on and we believe very strongly in it. We've got some things going on in the last half of the year that I really -- I'll speak to when we get to it, at that particular point, but we have over four million Buzz Club members today and we found that communication and recognition through those Buzz Club members is to a dedicated committed customer, number one, who likes us an awful lot, and number two, the cost associated with that is pretty significant. And what we're actually testing at this particular point is where we have a high concentration of Buzz Club memberships, and we know this by store location actually, we're dropping off TMCs, or preprints, and finding out if we can eventually start working our way from costs associated with actually hard-core preprints and communicating on-line. It's way too early to even discuss it too much, but again, it offers us some real exciting flexibility in years out as we move forward communicating with those customers and saving money at the same time.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 I think it's real key here, Jeff, to remember that this is part of a long-range plan for the business that we have been focused on now and covers '09, '10, and '11. So it's a very long range view of how to best maximize our advertising dollar and how to best maximize those four plus million customers that we have in the Buzz Club now. It is very interesting to us, we've got over four million customers out there and we have a very high readership when we send out those e-mails. So we know we're getting click-through, as they call it, and a lot of readership on those e-mails, because as Steve mentioned, that's a core customer versus when you drop something in a TMC, people may or may not know who Big Lots is and the sales impact of that is what we're very closely monitoring. Clearly we know that we do not want to do anything or change anything from an advertising standpoint that's going to jeopardize the top-line. That's why we're testing it in a group of stores.

 Jeff Stein - Stein Research - Analyst

 Okay, thank you.

Thomson StreetEvents	www.streetevents.com	Contact Us	6
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

Operator

 Our next question comes from David Mann. Go ahead, David, your line is open.

 David Mann - Johnson Rice - Analyst

 Yes, thank you, good morning and nice job.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Thank you, David, congratulations to you, by the way.

 David Mann - Johnson Rice - Analyst

 Well, thank you. In terms of the deal flow that you're seeing, you mentioned sort of new relationships coming on. Could you at least give us a sense on what some of those brands were, if not the specific brands, what categories, and also as you're coming up against some deals in the second quarter, sort of the strategy to sort of offset that this year.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Well, you know that we value the relationships with people who we do business with, so to answer the questions directly, in a public forum on a conference call I won't do and wouldn't do, but all you have to do is go into the stores to see it. But it's a cross section across the board, in the electronics area, in consumables and in toys. The toy relationships have really gotten exciting for us. But I think I alluded to that in the last call. So I think if you go into the stores we're more branded today than we've ever been before and, I mean, we look decent and I'm pretty excited about that. If a customer wants to respond to it, we've got product and we absolutely know we've got the greatest value. As far as responding to the deal flows of what we're up against, we did have a home event last year that we kind of introduced in the second quarter and we're up against that.

Not only did we have some of the first quarter home event,that was a new event, flow into the second quarter, we also are anniversarying that event and hopefully it's going to be better values and look an awful lot better this year than last year. Jennifer Farrell is basically in the stores today. That is something that -- an anniversary versus last year. Now the content mix is different than last year because we tested and learned an awful lot from last year. It's a lot more decorative this year. It is a lot more tabletop this year. There's a lot of accessory pieces this year. And there's a lot less furniture pieces this year than last year. That's number one. Number two, there is some early receipts of another drugstore deal in the stores today. And although we had it predominantly in the first quarter last year, it looks as if we're going to have inventory in the second quarter and probably even a little bit more into the third quarter. So it's not quite an anniversary, but it's newer, fresher businesses we are pretty excited about.

And then I also alluded to a major furniture deal that, of course, everybody knows that we did last year and we did this year in the first quarter and anniversaried it fairly well in the first quarter, but it seems they found a second shot of inventory similar to that which we have in the stores today that will deliver in the second quarter. So we're pretty well positioned to anniversary anything that happened last year. And in fact, there's probably some new and different things out there that we didn't have before. And there's some other new and exciting things that I clearly can't give away that you are going to start seeing in the stores in the home areas probably in the next 30 days. So we think we've positioned it pretty well.

 David Mann - Johnson Rice - Analyst

 In terms of IMU, you continue to see some good trends there. Can you just comment a little more detail on that? And I guess one area I'd like you to comment on is, I guess you've lost some competition in terms of people bidding on deals with National Wholesale Liquidators and Value City going away. Are you seeing that helping you out in terms of some of these new relationships who are also on the IMU?

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

Thomson StreetEvents	www.streetevents.com	Contact Us	7
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 I mean, I guess only the manufacturers who we do business with can answer that, but clearly the deals, and I indicated this in the first quarter and also on the fourth quarter conference call, are bigger in volume and stature than they've ever been before. Whether that's because we have less competition or not, I'd like to think that's part of it, but I also like to think it's -- that just continue building and growing relationship and comfort levels that the people who we're doing business with like to have with a very strong financially sound business. And I think that's really playing very heavy.

The conversations that I have with my counterparts in the business when I sit down, people like to do business with people who pay their bills.

And not only are they manufacturers, but frankly, with conversations that I have and relationships that we've established with people on the credit side of the business who may be in jeopardy and have some potential problems are coming to us to alleviate their problems and put cash in their pocket, asset-based lenders an -- as an example. We're seeing some of that happening now more than ever before. So I think if we just continue to build a strong Company and we give confidence to people who are out there, they're going to want to do business with us.

 David Mann - Johnson Rice - Analyst

 Steve, thanks and good luck.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Thank you.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Thanks, David.

Operator

 Our next question comes from Mitch Kaiser. Go ahead, your line is open.

 Peter Keith - Piper Jaffray - Analyst

 Good morning, it's Peter Keith calling in for Mitch.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Hi, Peter.

 Peter Keith - Piper Jaffray - Analyst

 Congratulations on a good quarter.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Thank you.

 Peter Keith - Piper Jaffray - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	8
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Was impressed with the gross margin increase, 20 basis points, which I believe was on the toughest compare for the year. I guess -- what -- you call it the major drivers, but what was the biggest surprise on the gross margin front for the quarter and how should we think about that going forward?

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Well, I think we gave you guidance going forward. And I apologize, because David kind of intimated that as part of a question, too, and I don't know that I really answered it directly. I think there's a couple of components that we continue to work on that's making us feel pretty good about where we're at right now. We're being very cautious and intelligent about the deals that we're doing and we understand value, which means what we need to buy things for. And so I think we're buying goods and hopefully selling them at the right prices. So that's helping IMU. Clearly the initiative that we started two and a half, almost three years ago, as far as global sourcing, is really helping also, too. The goods are of better quality, of better value, and, frankly, we're making a little bit more money there, too, and I think most retailers would tell you that a year ago a lot of us were challenged from the orient as far as costs go and clearly things have come back to the retailers in the last six months in particular.

So not only do we feel okay about the first and the second quarter, but things should even get better into the third and fourth quarter, because we were really pressured as retailers, and I'm speaking, I guess I shouldn't be, for the entire retail segment, but there was a lot of pressure from the orient a year ago on goods coming in and that's turned in the retailer's favor. Costs are down, particularly in the third and fourth quarter of this year. So there's a lot of favorability. Commodity prices are down, cost structures are down, those kinds of things. So we're actually feeling good. And then the last piece of it is, although we love all of our businesses, as some of these businesses get a little bit better, like seasonal and we're certainly encouraged by that performance, those are higher margin businesses and it certainly would help the mix, even in a second quarter where we're forecasting down slightly on a comp basis and we gave you that guidance, the mix is favorable to the overall margin of the business, where the business is happening.

 Joe Cooper - Big Lots, Inc. - SVP & CFO

 I would just add on, Peter, the -- the shrink results that -- we take our physical inventories January through April and, as we noted in the call, the results from the PIs, February through April, were very encouraging and that added some favorability. And then of course, the ongoing freight, the fuel cost favorability that we've been experiencing since the latter part of '08 has been very favorable to the gross margin also.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 And controlling inventories. That's a real consistent message that we can never expect to not continue to talk to you about as we continue to control our inventories. That reduces markdowns.

 Peter Keith - Piper Jaffray - Analyst

 Okay, thanks for the color and good luck.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Thank you.

Operator

 Our next question comes from the line of [Ivy Jack]. Go ahead, your line is open.

 Ivy Jack Analyst

 Quick question. Joe mentioned that you saw some sales inconsistency in May. Is it possible to provide any more color? And the reason I ask is we've heard from other value oriented retailers that sales trends were pretty strong in May, at least seasonal sales, particularly with memorial day. So I'm not sure you can, but if you could, it would be great to kind of hear maybe your thoughts on exactly what's happening.

Thomson StreetEvents	www.streetevents.com	Contact Us	9
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Yes, I'll start on that, Ivy. This is T.J. Coming out of Marple, March and April combined, where our -- where our comps were essentially flat, or flattish, we came into the first couple weeks of May and sales trends were different. First couple weeks of May were not the best for us, but then in week three when weather got better our business got better. It's interesting when we look at it by category. We are seeing that our seasonal business is actually leading -- leading the pack right now in early parts of the second quarter, which, as Steve mentioned, we're very encouraged by. That is higher margin business for us. It's a category we're known for with our core customer. They like it. It's a reason they come in. And then on the flip side, we're actually seeing that what was a leading category in consumables is a little bit softer here to start the second quarter than it was in the first quarter.

And we've not really changed our mix coming out of April into May, but we think that might be pointing towards where customers were stocking up on goods last year, i.e. stimulus checks and having a little extra money. So the mix of the -- mix of the business is a little bit different coming into the second quarter. The weekly trends have been a little bit different. So we're trying to give you the best guidance that we have as of what we know right now. I think what we all feel good about, though, is that we continue to execute better brands, better value across the store and we're hopeful that in the end that wins out. But from an execution standpoint, we're not really doing anything different to start the second quarter. We've just seen some inconsistencies and, quite frankly, inconsistencies by market, which, again, where weather has been better, our business has been a little bit better. Where it hasn't been, it's a little bit more challenging.

 Ivy Jack Analyst

 Okay. Also, can you talk about some of the things that Chris has been able to accomplish over the last couple of months with respect to in-store standards? And kind of the impact of the two new regional managers that you've recently brought on, kind of the impact they will have in the latter part of the year.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 I think it's way too early to talk about that and I will give them props when it's time to give them props, as far as the new regional vice presidents. We do have two new regional vice presidents, one in the southeast that joined us about 90 days ago and we have very high expectations for her potential performance, and we have a new regional vice president on the east coast, a very important region to us that has been performing well, but has great growth opportunity particularly and we'll let you know at Christmastime how well they've come. But Chris' impact to the business is his excitement and exuberance and his accountability, not only to his regional vice presidents, but the entire field organization. And their level of standards and expectations have risen dramatically.

We're seeing some very encouraging signs in the stores that we have spent time being dedicated and ready for business and they've executed their program. There's a long, long way to go between now and when this program needs to be initiated in the entire chain, but my expectations are that by the Christmas season we'll see some real differences in the stores. But you guys can tell us even better because you're traveling the stores as much as we are and you're seeing different parts of the country. I would tell you for the first time since I've been here, though, I've had more positive telephone calls about what our stores look like today, how they are servicing the customer, and how they're executing in the cleanliness of each one of those stores than I've had since the day that I walked in here in July of 2005. But it's only the beginning. In your vernacular terms, we're only in the first inning.

 Ivy Jack Analyst

 Thanks. Great quarter, guys.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Thank you.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

Thomson StreetEvents	www.streetevents.com	Contact Us	10
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Thanks, ivy.

Operator

 Our next question comes from the line of John Zolidis. Go ahead, your line is open.

 John Zolidis - Buckingham Research - Analyst

 Hi, good morning. Two quick questions. First, I was wondering if you can talk about how the close-out environment may have benefited or is benefiting the gross margin. With Big Lots being the buyer of last resort in a lot of cases for these deals and retailers being under pressure, one would think that you'd been able to negotiate better purchase prices for a lot of product. So can you talk about how that may have benefited your gross margin and whether you expect that to continue.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 John, we've always said that close-outs are better margins than traditional day-in and day-out type never out goods or must have goods, so that's very clear. Although our percent of business hasn't shifted really dramatically. So in the quarter I wouldn't tell you we did more close-out business than we did nonclose-out business. But I kind of alluded before, too, that the deal environment is what it is and we understand what value and the consumer wants to pay for something, so we're going to negotiate as hard as we possibly can, at the same time trying to be fair with the manufacturers we're doing business with, because we're going to be here for a long time and we don't like doing deals one time with anybody. But -- but it's very clear that the deal environment is probably in our favor at this particular point. People are looking for cash. So, I mean, that's pretty obvious.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 But it extends beyond that because as you know, John, we've got an import business that's about 25% to 30% of our mix, and as Steve mentioned, the margins are pretty healthy there as well. So I wouldn't want investors to walk away thinking that our gross margin performance in the first quarter was all about a deal environment that's in our favor. It's all about our merchants working very, very hard to get the best cost and provide great value to the customer and really manage their inventories day-in and day-out and turn the goods.

 John Zolidis - Buckingham Research - Analyst

 Do you think that you'd have to give up any gross margin in an environment where inventories are tighter and sales are better at your normal place that you go to pick up the merchandise?

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Well, we haven't made that decision in the past and we certainly are not in the business of not making money and it doesn't really matter to us if the deal environment is active or non active, although I would tell that you I've never seen it where it's not active to some degree. And frankly, the only difference in the environment right now from my perspective is that the deals are bigger than they've been in the past. Now, I still think that that's the work that we've done over the last four years and the comfort level manufacturers have and banks have and creditors' committees have in wanting to do business with us, because we do business in a very fair, intelligent way. We pay them cash and we don't influence them in a negative way and really harm their product out there in the marketplace. So I think it's good, but I think a lot of people would tell that markups and the way they're buying right now, whether they're in a close-out business or the nonclose-out business, they're buying better right now than they've been buying probably in awhile.

 John Zolidis - Buckingham Research - Analyst

 Okay. And then my second question is on the comp guidance. We're looking at four consecutive quarters of negative comps and guidance for the full year implies an inflection to positive comps in the back half. At this point, I think it's pretty clear unemployment is not going to be better three months from now, so why wouldn't we expect that pressure on the discretionary categories to continue into the third and fourth quarter? Thank you.

Thomson StreetEvents	www.streetevents.com	Contact Us	11
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Well, John, it's T.J. I will start off and then ask everyone else to chime in. I think Steve kind of alluded to it. It's all about the deal and it's all about value. And quite frankly, in some of our discretionary categories, I don't think employment is any better here in the first quarter or second quarter than it was a year ago, and as we just alluded to several times, our seasonal business, which arguably could be the most discretionary part of our business, is our healthiest business right now. And we're seeing signs in parts of our home classifications which can be viewed as discretionary, that the business is improving there and we've got some new programs for the back half of the year that I know that we feel good about.

Our furniture business was pretty healthy in the first quarter. And quite frankly, our toy business, which again can be viewed as highly discretionary and has been disappointing the last couple years in the back half of the year, was one of our better businesses in the first quarter. So we're very aware of the discretionary nature of our product. And again, at some point we believe that that turns into a big, big asset for the Company in terms of not only healthier margins, but top-line performance. We've got, we think, some pretty good plans for the back half of the year. But again, the customer will have the have the final vote, but from our standpoint, we are executing against a strategy and providing better brands, better value, better quality across the store and we think that's important to the customer.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 LaShanda, we've got time for just a couple more questions. I would ask that -- that people limit to one question because we do need to move on to our annual shareholders meeting here shortly.

Operator

 Okay, our next question comes from Patrick McKeever. Go ahead, your line is open.

 Patrick McKeever - MKM Partners - Analyst

 Thanks, good morning, everyone.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 Good morning, Patrick.

 Patrick McKeever - MKM Partners - Analyst

 Just wondering if you might provide some color on the recent store opening in Columbus in the Polaris Town Center, which is in a somewhat different format than the typical store and talk about that market in particular, the Columbus market, where all of your stores have been re-- whatever the word is.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Refreshed.

 Patrick McKeever - MKM Partners - Analyst

 Refreshed, right.

Thomson StreetEvents	www.streetevents.com	Contact Us	12
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Yes, -- .

 Patrick McKeever - MKM Partners - Analyst

 Just go through the key differences between that store and your core store.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 Well, okay, Patrick. I know there's been a lot of chatter about Polaris and we probably have given everybody reason to chatter about it. And I think I would encourage you and anybody else who is interested in taking a look at it to come into Columbus to understand it. It is a test facility for us and probably offers us more opportunities in one store location that we could test in the next couple of years. And, one, it's in an economic area we don't traditionally trade in, so we're going to find out if not only do we hold our core customer, because we closed the store that was less than a mile away. So hopefully those customers will continue to come. Two, we're in an area with traffic that we don't traditionally experience, because it's a real A-mall location. Three, will there be economic opportunities, because there's a customer base we just haven't been trading to for one reason or another.

Because traditionally, no matter how much we really like it, every retailer will tell you 80% of their customer base comes from a three to five-mile radius of around the store and it's as simple as that. And then more importantly, to get inside the store, which is really important to us, we've worked over a year on this prototype, to understand communications and execution, and there are so many different tests going on inside of this store, that I can't even enumerate on. We have 20% more inventory on the floor because of the fixtures and the presentation than we do on a traditional store. Is the shelving right? Do we have the businesses positioned correctly? We have the seasonal business, which our core customer has told us is one of the most important businesses we have, front and forward in the store, we've never done anything like that before.

We have the furniture business displayed, although it may seem like it in a larger area, in a traditional area and a traditional size. Home looks completely different. The entire marketing inside the store of how we communicate to the customer is different and there's a lot of potential applications to that. And I know those of you who have followed me have heard me say the inside of the marketing of the store could be the single most important part of marketing that we do, because of the fact that our customer comes to us with very limited, if nothing, in mind to buy, spends over 30 to 35 minutes in our store and those kinds of things. So how we market to them inside the store and the communication and the message is really important. Now, saying all that, the store has been open for two weeks at this particular point, so it would be almost ridiculous for me to give you what we think is going to happen there.

I would only tell you that in the short period of time that it's been open, we're certainly encouraged by the early performance of almost everything that we've talked about and we're trying to achieve, but we've got three more stores that are going to be basically in a 20,000 square foot around about prototype that are going to be opening between August and September and there will be many of the things that we've done in this Polaris prototype there that we really want to test and see if it's the right thing for us to do. And then of course clearly, if we can perform in an area like this, it changes the landscape of the kind of real estate that Chuck can continue to look at as we go forward. So saying that, Polaris is very early, just opened, certainly encouraging, performing very early, absolutely exceeding our expectations, and even more importantly, the mix of the business is very, very encouraging.

 Chuck Haubiel - Big Lots, Inc - SVP Real Estate, Legal and General Counsel

 And actually, Patrick, if could I just jump on that. We've got a number of, it was a former Linens 'n Things, we've got a number of either Circuit Cities or Linens 'n Things with similar demographics. And as Steve said, there's some new fixturing that is inside. As you can imagine, out in Vegas last week every Tom, Brad, and Sally were trying to bring in similar type stores in similar type strips that we've been working on pretty diligently to see what the demographics versus fixturing versus mix of the product.

 Steve Fishman - Big Lots, Inc. - Chairman & CEO

 As far as Columbus goes, that's part of the whole refresh program that Chris Chapin and his team have been working on. We finished all of Columbus last week. And in fact, the executive team toured, after the grand opening a couple of weeks ago of Polaris, about half of the locations in and around Columbus. The stores look terrific. They're certainly operating really, really well and we're encouraged by the early performance in the entire marketplace, but what it's really going to do is help us take a look at where we need to go to next. I think we had mentioned before we wanted to test up to 60 locations and we still plan on doing something of that sort, but we want to make a decision where we can get the biggest bang for our buck and I think we're running those numbers and trying to figure out where we want to go to next. We'll start working on those in the second quarter and try to be ready in the third quarter with those stores. We're encouraged by all of it, but it's early.

Thomson StreetEvents	www.streetevents.com	Contact Us	13
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

Operator

 Okay, our next question comes from the line of Laura Champine. Go ahead, your line is open.

 Laura Champine - Cowen & Co - Analyst

 Wanted to ask about your long-term SG&A rate. You've obviously made a ton of progress on that so far, Steve, and you mentioned closing the D.C. in California. That will be a little less of a savings than the one you did in Ohio. But going forward, can you reduce SG&A rate from cost cuts or do you really just need to grow the top-line from here on out?

 Joe Cooper - Big Lots, Inc. - SVP & CFO

 This is Joe. I will take that. We don't speak to a long-term SG&A rate target. Of course, we've got a long range plan internally and we do have a number of initiatives in place that Steve mentioned on the call. But just a couple. Certainly the initiatives and distribution transportation will continue. We just finished our dedicated fleet contract negotiations. You should see some favorability out of that over the next year. As we mentioned, the moving of the furniture distribution in California into our main D.C. we'll see some savings principally in 2010. As we've said in the past, we are testing a labor scheduling package through our stores. Again, that's in the test phase, but it's something that we hope will generate some savings there.

There's just continuously initiatives in play out into the future. It's part of our culture now. Each year we're consistently challenged. Where's your SG&A rate going, what are you going to have on tap to keep driving it down. And what we do is tell you what initiatives we have in play, what's coming up, but we don't go out multiple years. I think we hope we've established the credibility at this point that it is somewhat, or it is an obsession here to keep driving our cost structure down and you should, I think, feel comfortable with the initiatives that we communicate and the savings that we speak to in the near-term that we should be able to generate those in the business.

Operator

 Okay, our last question comes from the line of Charles Grom. Go ahead, your line is open.

 Charles Grom - JPMorgan - Analyst

 Thanks. I'll just ask it in two parts. I guess the first is on gross profit in the quarter, can you quantify how much the Columbus D.C. helped you? And then on the second quarter guidance, the 1% to 3%, can you just remind us how, T.J. , the second quarter progressed last year? Was May the hardest compare of the year or did June and July get more difficult with the stimulus? Thanks

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 I'll take actually both parts of that. For the first part of the question, the Columbus distribution center rolls through SG&A, not gross margin. But in terms of operating profit, clearly that was a big part of the leverage that we experienced in the first quarter. In round numbers, again, these numbers will be in the 10Q that will be filed here shortly, but our distribution and transportation costs, which we include in outbound costs in SG&A, were down roughly $9 million to $9.5 million year-over-year. Furniture and the D.C. consolidation was a key part of that, as was some of the transportation initiatives we have had around carriers, as was lower overall fuel costs, quite frankly.

So we kind of hit on all cylinders in the first quarter and we're very encouraged about that and some of the work that's been done to really keep us going into the back half of the year with negotiating new carrier rates on our dedicated fleet and the closing of our California furniture D.C., which really is more about 2010. So still a lot of work to do and a lot of work that can positively impact SG&A well into the future. In terms of the second part of the question, in terms of comps for the second quarter, last year the way that our business trended, May was towards the better end of the comp for the quarter, so it has been definitely one of our more difficult months to compare up against. May and July were a little bit better than the Company average last year. June was probably the softer of the three months. At least, that's what we experienced in our business.

Thomson StreetEvents	www.streetevents.com	Contact Us	14
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Final Transcript
May 28, 2009 / 12:00PM GMT, BIG - Q1 2009 Big Lots, Inc. Earnings Conference Call

 Joe Cooper - Big Lots, Inc. - SVP & CFO

 But pretty close. Certainly all positive and pretty close.

 Tim Johnson - Big Lots, Inc. - VP Strategic Planning & IR

 At this point, LaShanda, we'd like to thank everyone for joining us and we do need to move on to our annual meeting. I am in the office today and can take questions if people have follow-up and we look forward to talking to you in August. Thank you.

Operator

 Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin 7193. Again, that phone number is 1-800-207-7077, pin number 7193. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	15
© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.